EXHIBIT 16.1

December 26, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

Bright Mountain Holdings, Inc.

File Reference No. 000-54887

We were previously the independent registered public accounting firm for Bright Mountain Holdings, Inc. and under the date of March 20, 2013, we reported on the consolidated financial statements of Bright Mountain Holdings, Inc. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 and for the period from May 20, 2010 (inception) to December 31, 2012.

Effective December 23, 2013 we were dismissed as the independent registered public accounting firm. We have read Bright Mountain Holdings, Inc.’s disclosures included in Item 4.01 “Changes in Registrant’s Certifying Accountant” on Bright Mountain Holdings, Inc.’s Form 8-K dated December 23, 2013 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

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